UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GABELLI DIVIDEND & INCOME TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

The following are materials relating to The Gabelli Dividend & Income Trust (the "Fund") that were made available to shareholders of the Fund on May 9, 2026: (i) the text of an email sent to shareholders who have elected to receive communications from the Fund electronically, which includes a hyperlink (https://gabelli.com/gabellitv/gabelli-dividend-income-trust-gdv-vote-on-the-white-proxy-card/) to a video posted on the Fund's website; (ii) a screenshot of content appearing in the video; and (iii) the transcript of such video, each of which is reproduced below.

1.	Email sent to shareholders

Dear Shareholder,

Time is running out to help The Gabelli Dividend & Income Trust (GDV) against an Activist seeking to disrupt the Board.

Please watch the video below to further understand why your Fund needs your help and vote now:

For Your Viewing https://gabelli.com/gabellitv/gabelli-dividend-income-trust-gdv-vote-on-the-white-proxy-card/

Regardless of how many shares you own, your vote is very important. Please vote only on the Fund’s WHITE proxy card online using the Control Number in this email to ensure your proxy is received in time for the Meeting on Monday, May 11, 2026.

Only your latest dated proxy counts. We urge you to DISCARD any Gold proxy card sent to you by an Activist.

Even if you have sent a Gold proxy card to an Activist, you have every right to change your vote. You may revoke that Gold proxy, and vote as recommended by your Board today.

2.	Screenshot of content appearing in the video

Average annual total returns				
	1 year	3 year	5 year	10 year
NAV Total Return	24.48%	15.80%	8.16%	10.49%
Investment Total Return	29.20%	19.39%	9.18%	11.48%

The Fund's distribution policy is subject to modification by the Board of Trustees at any time, and there can be no guarantee that the policy will continue. The distribution rate should not be considered the dividend yield or total return on an investment in the Fund. Shareholders should not draw any conclusions about the Fund's investment performance from the amount of the current distribution.

Total returns and average annual returns reflect changes in the NAV per share, reinvestment of distributions at NAV on the ex-dividend date, adjustments for rights offerings, spin-offs, and taxes paid on undistributed long-term capital gains, and are net of expenses. Performance returns for periods of less than one year are not annualized.

A Fund's net asset value ("NAV") per share will fluctuate with changes in the market value of the fund's portfolio securities. Closed end funds are traded on the secondary market through a stock exchange. Investors acquire shares of a fund on a securities exchange at market value. Shares of closed end funds may trade above (a premium) or below (a discount) the net asset value (NAV) of the fund's portfolio. The closed end fund's principal value will fluctuate so that and investor's shares may be worth more or less than the original cost. The market price for a closed-end fund is based on supply and demand which fluctuates daily based on many factors, such as market risk, business risk, economic conditions and global events, investor sentiment, and security-specific factors. Consequently, you can lose money by investing in a closed end fund.

3.	Transcript of video

Hello, I’m Chris Marangi, President of Gabelli and a Portfolio Manager for the Gabelli Dividend & Income Trust (symbol GDV) asking for your vote via the White Card in our upcoming proxy contest.

As you make your decision you should know that GDV is up over 29% in the last twelve months ended May 5 and an average of 8.8% since its inception in 2003.

That has supported a dividend of $1.80 per year (nearly a 6% return at the current $29 per share price) and history of growing that dividend. In fact, GDV has returned a cumulative $27.65 per share in dividends since inception.

Your current Board and your whole Gabelli team continues to work hard on your behalf.

We hope you vote to continue building on this track record of consistent returns through Net Asset Value growth and dependable dividends by returning the White Card - and discarding the Gold Card – or by calling our representatives Equiniti at 888-548-6498.

Thank you for your time and investment.

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